Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2008 Fourth Quarter and Full-Year Results

  Fourth quarter total revenue decreased 4% to $142.1 million. Full-year total revenue decreased 1% to $467.9 million.
  Revenue from European operations increased 6% to $24.9 million in fourth quarter 2008 vs. fourth quarter 2007. Full-year revenue from European operations increased 28% to $75.5 million vs. full-year 2007.
  Consolidated cash balance at year-end stood at $47 million with no debt.
  Announces cost reduction plans that are expected to generate approximately $15 million in annualized pre-tax savings in fiscal 2009

ST. LOUIS--(BUSINESS WIRE)--February 19, 2009--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today reported results for the 2008 fourth quarter and full year. The Company also announced plans aimed at streamlining costs while prudently scaling back on capital expenditures in an effort to preserve profitability and cash flow in response to the challenging economic environment. The Company expects to generate approximately $15 million in annualized pre-tax savings in fiscal 2009 from the implementation of its cost reduction initiatives, while capital expenditures are expected to decline 61% to approximately $9 million from $23 million in fiscal 2008.

“While these are challenging times, Build-A-Bear Workshop is financially strong and profitable; our business model generates cash and our balance sheet is debt free,” said Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark. “We are committed to continuing to build the value of our brand and Guest experience in our stores and online. At the same time, we’ve taken a number of actions throughout the year to align our operating expenses with recent business trends, including closing the friends 2B made concept, slowing store expansion, trimming and postponing capital spending projects, intensifying cost reduction initiatives, and identifying opportunities to improve store lease terms and optimize store productivity.”

Fiscal 2008 fourth-quarter (14 weeks ended Jan. 3, 2009):

  Total revenues were $142.1 million compared to $147.4 million in the fiscal 2007 fourth quarter (13 weeks ended Dec. 29, 2007). Consolidated comparable store sales declined 15.7% including a 6.7% increase in Europe and a 19.0% decline in North America (fourth quarter comparable store sales are compared to the 14 week period ended Jan. 5, 2008);

  Net income was $5.0 million, or $0.27 per diluted share, compared to fiscal 2007 fourth-quarter net income of $9.9 million, or $0.48 per diluted share; and
  Net income for the fourth quarter of fiscal 2008 included the following costs and benefits: (i) $1.2 million, or $0.06 per diluted share charge related to store asset impairment; (ii) $1.7 million, or $0.09 per diluted share benefit for the adjustment to the loyalty program redemption rate; and (iii) $0.2 million, or $0.01 per diluted share charge for severance costs related to central office staff reductions.

Fiscal 2008 full-year (53 weeks ended Jan. 3, 2009):

  Total revenues were $467.9 million compared to $474.4 million in the fiscal 2007 full year (52 weeks ended Dec. 29, 2007) and consolidated comparable store sales declined 14.0% including a 7.7% increase in Europe and a 16.8% decline in North America (full year comparable store sales are compared to the 53 week period ended Jan. 5, 2008);
  Net income was $4.6 million, or $0.24 per diluted share, compared to fiscal 2007 net income of $22.5 million, or $1.10 per diluted share; and
  Net income for the fiscal 2008 year included the following costs and benefits: (i) $1.9 million, or $0.10 per diluted share charge for the friends 2B made concept closure; (ii) $1.2 million or $0.06 per diluted share charge related to store asset impairment; (iii) $1.2 million, or $0.06 per diluted share benefit for the adjustment to the loyalty program redemption rate; (iv) $0.2 million, or $0.01 per diluted share charge for severance costs related to central office staff reductions; and (v) $0.5 million, or $0.02 per diluted share associated with a review of strategic alternatives.

“Our marketing and expanded value-priced product choices resulted in more Guests experiencing our brand for the first time and reinforced that our store experience is affordable, high value and fun,” added Maxine Clark. “Build-A-Bear Workshop is a great option for family fun and a perfect place to celebrate special occasions. Our goal is to stay as connected as possible to our Guests, particularly during this time of economic turmoil, by offering value pricing, frequent shopper incentives, and unique gifting options. We also continue to increase loyalty and generate traffic to our stores through our growing online community at Buildabearville.com™.

“We expect 2009 will be a tough year for consumers, however, we believe that our focus on cutting costs, growing revenue and enhancing the value of our brand, will enable us to move forward better positioned to navigate the near term challenges while increasing our long term growth opportunities.”

Fiscal 2008 Fourth-Quarter Financial Results

Fiscal 2008 fourth-quarter total revenues include net retail sales of $139.9 million, a decrease of $5.0 million or 3.4% compared to last year’s fourth quarter. Net retail sales growth benefited from the 53rd week in fiscal 2008, new stores opened during the past twelve months, an increase in comparable store sales from European operations, and a $2.7 million adjustment to the loyalty program deferred revenue; these benefits were offset by a decrease in comparable store sales in North America.

Net retail sales from European operations totaled $24.9 million in the 2008 fourth quarter, compared to $23.5 million in the 2007 fourth quarter, an increase of 5.8%. Pre-tax income from European operations totaled $1.8 million in the 2008 fourth quarter, compared to $5.1 million in the 2007 fourth quarter. Fourth quarter results include $3.0 million of intercompany and store asset impairment charges. Excluding these items, 2008 fourth quarter pre-tax income totaled $4.8 million.

During the 2008 fourth quarter, the Company opened four new stores in North America, as planned, compared with eight new stores during the 2007 fourth quarter. In Europe, the Company opened one new store compared with four new stores in the 2007 fourth quarter. Build-A-Bear Workshop Company-owned stores, at the end of the fourth quarter, totaled 346 – 292 in North America and 54 in Europe.

At the end of the 2008 fourth quarter the company’s consolidated cash position was $47 million.

Fiscal 2007 fourth-quarter net income included costs of $1.6 million, or $0.08 per diluted share associated with an inventory write-off and $0.3 million, or $0.01 per diluted share associated with a review of strategic alternatives.

Fiscal 2008 Full-Year Financial Results

Total revenues for fiscal 2008 (53 weeks ended Jan. 3, 2009) include net retail sales of $461.0 million, a decrease of $7.2 million compared to $468.2 million in fiscal 2007 (52 weeks ended Dec. 29, 2007). Net retail sales growth benefited from the 53rd week in fiscal 2008, new stores opened during the past twelve months, an increase in comparable store sales from European operations, and a $1.8 million adjustment to the loyalty program deferred revenue; these benefits were offset by a decrease in comparable store sales in North America.

Net retail sales from European operations totaled $75.5 million in fiscal 2008, compared to $59.0 million in 2007, an increase of $16.5 million or 28.0%. Pre-tax income from European operations totaled $1.3 million in fiscal 2008, compared to $0.7 million in fiscal 2007. Fiscal 2008 results include $3.0 million of intercompany and store asset impairment charges. Excluding these items, fiscal 2008 pre-tax income totaled $4.3 million.

During fiscal 2008, the Company opened 20 new stores in North America, compared with 39 new stores during 2007. In Europe, the Company opened five new stores compared with 11 new stores during 2007.

During fiscal 2008 the Company repurchased and retired approximately 1,657,000 shares of common stock for $14.1 million.

Fiscal 2007 full-year net income included costs of $1.5 million, or $0.08 per diluted share associated with an inventory write-off, and $0.7 million, or $0.03 per diluted share associated with a review of strategic alternatives.

2009 Outlook

The Company’s current outlook for fiscal 2009 (52 weeks ending Jan. 2, 2010), which assumes a continued challenging economic environment, includes:

  Slower new-store growth compared to fiscal 2008 – opening one new store in 2009 compared to 25 new stores in 2008. Previously the Company indicated that it would open six new stores in 2009.
  Capital expenditures of approximately $9 million in 2009, compared to capital spending of $23 million in 2008; and depreciation and amortization of approximately $30 million, compared to $28.9 million in 2008. The Company’s previous outlook was for capital spending in 2009 of approximately $17 million.
  Cost reduction initiatives are expected to result in approximately $15 million in annualized pre-tax savings. Cost reduction initiatives are expected to include spending reductions in marketing and advertising, transportation, central office payroll and outside services.
  International franchisees are expected to open five to 10 new stores in 2009.
  friends 2B made concept closing charges of approximately $1.9 to $2.3 million pre-tax are expected to be incurred during 2009. The majority of these charges are attributable to potential lease termination costs and other potential costs associated with the closure plan.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EST today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EST today until midnight EST on March 5, 2009. The telephone replay is available by calling (617) 801-6888. The access code is 53328207.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The Company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, Build-A-Dino® stores and friends 2B made® doll locations. In December 2007, Build-A-Bear Workshop extended its in-store interactive experience online with the launch of its virtual world at www.buildabearville.com. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $468 million in fiscal 2008. For more information, call 888.560.BEAR (2327) or visit the Company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate sufficient comparable store sales; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to renew, renegotiate, or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares at all or at the times or in the amounts we desire or the results of the share repurchase program may not be as beneficial as we would like; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to realize the anticipated benefits from our company-owned distribution center or our third-party distribution center providers may perform poorly; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a Company-owned country; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the Securities and Exchange Commission, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 29, 2007. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	14 Weeks		13 Weeks
	Ended		Ended
	January 3,	% of Total	December 29,	% of Total
	2009	Revenues (1)	2007	Revenues (1)
Revenues:
Net retail sales	$139,855	98.4	$144,826	98.3
Franchise fees	1,102	0.8	1,272	0.8
Licensing revenue	1,156	0.8	1,302	0.9
Total revenues	142,113	100.0	147,400	100.0
Costs and expenses:
Cost of merchandise sold	78,824	56.4	77,900	53.8
Selling, general and administrative	55,147	38.8	54,000	36.6
Store preopening	362	0.3	928	0.6
Store closing (2)	36	0.0	—	0.0
Interest expense (income), net	(56)	(0.0)	(241)	(0.2)
Total costs and expenses	134,313	94.5	132,587	90.0
Income before income taxes	7,800	5.5	14,813	10.0
Income tax expense	2,822	2.0	4,935	3.3
Net income	$4,978	3.5	$9,878	6.7

Earnings per common share:
Basic	$0.27		$0.49
Diluted	$0.27		$0.48
Shares used in computing common per share amounts:
Basic	18,737,516		20,280,222
Diluted	18,771,779		20,410,262

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

(2) Store closing costs for the fourteen weeks ended January 3, 2009 represent charges related to the closure of the friends 2B made concept.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	53 Weeks		52 Weeks
	Ended		Ended
	January 3,	% of Total	December 29,	% of Total
	2009	Revenue (1)	2007	Revenue (1)
Revenues:
Net retail sales	$460,963	98.5	$468,168	98.7
Franchise fees	4,157	0.9	3,577	0.7
Licensing revenue	2,741	0.6	2,616	0.6
Total revenues	467,861	100.0	474,361	100.0
Costs and expenses:
Cost of merchandise sold	270,463	58.7	259,078	55.3
Selling, general and administrative	185,639	39.7	177,375	37.4
Store preopening	2,410	0.5	4,416	0.9
Store closing (2)	2,952	0.6	—	0.0
Interest expense (income), net	(830)	(0.2)	(1,531)	(0.3)
Total costs and expenses	460,634	98.5	439,338	92.6
Income before income taxes	7,227	1.5	35,023	7.4
Income tax expense	2,663	0.6	12,514	2.6
Net income	$4,564	1.0	$22,509	4.7

Earnings per common share:
Basic	$0.24		$1.11
Diluted	$0.24		$1.10
Shares used in computing common per share amounts:
Basic	19,153,123		20,256,847
Diluted	19,223,912		20,448,793

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

(2) Store closing costs for the fifty-three weeks ended January 3, 2009 represent asset impairment and other charges related to the closure of the friends 2B made concept.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	January 3,	December 29,
	2009	2007
ASSETS
Current assets:
Cash and cash equivalents	$47,000	$66,261
Inventories	49,856	48,638
Receivables	10,243	7,068
Prepaid expenses and other current assets	16,264	14,624
Deferred tax assets	5,125	3,606
Total current assets	128,488	140,197

Property and equipment, net	123,193	139,841
Goodwill	31,297	42,840
Other intangible assets, net	3,903	4,016
Investment in affiliate	7,721	4,307
Other assets, net	7,350	8,330
Total Assets	$301,952	$339,531

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,765	$45,044
Accrued expenses	13,411	11,788
Gift cards and customer deposits	29,210	34,567
Deferred revenue	7,634	8,708
Total current liabilities	89,020	100,107

Deferred franchise revenue	2,033	2,511
Deferred rent	41,714	41,697
Other liabilities	1,287	1,608

Stockholders' equity:
Common stock, par value $0.01 per share	195	207
Additional paid-in capital	77,025	88,388
Accumulated other comprehensive (loss) income	(12,585)	6,314
Retained earnings	103,263	98,699
Total stockholders' equity	167,898	193,608
Total Liabilities and Stockholders' Equity	$301,952	$339,531

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007

Other financial data:
Gross margin ($) (1)	$61,031	$66,926	$190,500	$209,090
Gross margin (%) (1)	43.6%	46.2%	41.3%	44.7%
Capital expenditures, net (2)	$2,850	$4,225	$23,221	$37,235
Depreciation and amortization	$7,257	$7,085	$28,883	$26,292
Sales over the Internet	$4,948	$5,195	$11,842	$12,187

Store data (3):
Number of company-owned stores at end of period
North America			292	272
Europe			54	49
Total stores			346	321

Number of franchised stores at end of period			62	53

Company-owned store square footage at end of period
North America			856,504	810,208
Europe (4)			77,520	70,577
Total square footage			934,024	880,785

Net retail sales per gross square foot - North America (5)
Store Age > 5 years (145 stores in 2008, 103 stores in 2007)			$448	$517
Store Age 3-5 years (54 stores in 2008, 65 stores in 2007)			$455	$537
Store Age <3 years (73 stores in 2008, 65 stores in 2007)			$432	$497
Stores open for the entire period			$445	$516

Comparable store sales change - North America (%) (6)
Store Age > 5 years (145 stores in 2008, 103 stores in 2007)			(16.0)%	(8.3)%
Store Age 3-5 years (54 stores in 2008, 65 stores in 2007)			(16.0)%	(10.2)%
Store Age <3 years (73 stores in 2008, 65 stores in 2007)			(20.2)%	(13.0)%
Total comparable store sales change	(19.0)%	(12.6)%	(16.8)%	(9.9)%

Comparable store sales change - Europe (%) (6)	6.7%	—	7.7%	—

Comparable store sales change - Consolidated (%) (6)	(15.7)%	(12.6)%	(14.0)%	(9.9)%

(1)Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2)Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.
(4)Square footage for stores located in Europe is estimated selling square footage.
(5)Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores. Calculated on an annual basis only.
(6)Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation. Fiscal 2008 first quarter was the first quarter that our European operations met the criteria for inclusion in our comparable store calculation. As such, there is no comparable data for 2007 for Europe.

CONTACT:
Build-A-Bear Workshop, Inc.
Investors:
Molly Salky, 314-423-8000, x5353
or
Media:
Jill Saunders, 314-423-8000, x5293